SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)             August 18, 2003
                                                         -----------------------


                          Community Capital Corporation
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                 South Carolina
                  --------------------------------------------
                 (State or Other Jurisdiction of Incorporation)





      0-18460                                          57-0866395
-----------------------                   --------------------------------
(Commission File Number)                  (I.R.S. Employer Identification)



               1402-C Highway 72, Greenwood, South Carolina 29649
               ------------------------------------------------------
          (Address, Including Zip Code of Principal Executive Offices)



                                 (864) 941-8200
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                                      N/A
                                      ---
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On August 19, 2003, Community Capital Corporation ("CCC") announced the signing of a letter of intent with Abbeville Capital Corporation ("ACC") and its wholly-owned subsidiary, The Bank of Abbeville, concerning the merger of ACC into CCC with CCC as the surviving corporation (the "Merger"). The consideration for the Merger will consist of an exchange of the common stock of CCC for all of the issued and outstanding capital stock of ACC for a total transaction price of $15,000,000, or a price of $63.13 per ACC share (assuming 237,615 shares of ACC common stock outstanding). ACC shareholders will have the option to elect either $63.13 in cash or shares of the common stock of CCC with a value of $63.13 per ACC share based on an exchange rate to be calculated on the determination date of 3 business days prior to the closing date of the transaction and based on an average closing price for CCC's common stock as quoted on the American Stock Exchange on the 20 consecutive trading days immediately preceding the determination date (the "Average Trading Price"); provided however, the Average Trading Price shall not be less than $13.60, nor more than $20.40 per share.

         It is anticipated that 50% of the total merger consideration will be paid in common stock of CCC and 50% of the total merger consideration will be paid in cash. In the event that elections for a greater percentage of either form of consideration are received, CCC shall be entitled to substitute the other form of consideration on the same terms as described above. Each ACC shareholder will receive cash in lieu of any fractional share. The Merger is expected to close no later than June 1, 2004, after negotiation of a definitive agreement, satisfactory results of due diligence, regulatory approval, approval of the shareholders of ACC, and satisfaction of all conditions of closing.

         A copy of the letter of intent is attached hereto as Exhibit 10.38, and a copy of the News Release is attached hereto as Exhibit 99.1. CCC is the holding company of CapitalBank and trades under the symbol "CYL".

Item 7.   Financial Statements and Exhibits.

         (a) - (b) Not applicable.

         (c)  Exhibits.

         Exhibit 10.38 - Letter of Intent dated August 18, 2003, by and among Community Capital Corporation, Abbeville Capital Corporation, and The Bank of Abbeville.

         Exhibit 99.1 -  News Release of Registrant dated August 19, 2003

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          COMMUNITY CAPITAL CORPORATION



Date: August 19, 2003      By:  /s/ WILLIAM G. STEVENS
                                -----------------------------------
                                    William G. Stevens
                          Its:  President and Chief Executive Officer

                                  EXHIBIT 10.38

                  [Letterhead of Community Capital Corporation]

                                  CONFIDENTIAL

                                 August 18, 2003

Abbeville Capital Corporation
203 South Main Street
Abbeville, South Carolina 29620
Attn: Thomas D. Sherard, Jr.

         RE:  Letter of Intent

Gentlemen:

         This letter confirms the various conversations between us over recent periods with regard to the proposed acquisition by Community Capital Corporation, a South Carolina corporation ("Buyer"), of all of the issued and outstanding capital stock of Abbeville Capital Corporation, a South Carolina corporation ("ACC"), pursuant to the terms and conditions described below.

         A. Transaction. The objective of our discussions has been the execution and consummation, as soon as feasible, of a definitive merger agreement (the "Agreement") principally between Buyer and ACC which, among other things, would provide for the various matters set forth below:

                  1. Structure.

                           a. Merger of Holding Companies. It is intended that
the transaction shall be structured as a merger of ACC into Buyer with Buyer as the surviving corporation.

                           b. Merger Consideration. The consideration for the
merger will consist of an exchange of the common stock of Buyer for all of the issued and outstanding capital stock of ACC for a total transaction price of $15,000,000, or a price of $63.13 per ACC share (assuming 237,615 shares of ACC common stock outstanding). ACC shareholders will have the option to elect either $63.13 in cash or shares of the common stock of Buyer with a value of $63.13 per ACC share based on an exchange rate to be calculated on the determination date of 3 business days prior to the closing date of the transaction and based on an average closing price for Buyer's common stock as quoted on the American Stock Exchange on the 20 consecutive trading days immediately preceding the determination date (the "Average Trading Price"); provided however, the Average Trading Price shall not be less than $13.60, nor more than $20.40 per share. The merger consideration will be distributed to the ACC shareholders in proportion to the percentage of outstanding ACC shares held by each such ACC shareholder as of the closing.

                           c. Allocation of Forms of Consideration. It is
anticipated that 50% of the total merger consideration will be paid in common stock of Buyer and 50% of the total merger consideration will be paid in cash. In the event that elections for a greater percentage of either form of consideration are received, Buyer shall be entitled to substitute the other form of consideration on the same terms as described above. Each ACC shareholder will receive cash in lieu of any fractional share.

                           d. Tax-Free Reorganization. It is intended that the
exchange of shares contemplated by this
transaction will qualify as a tax free reorganization under Section 368(a)(i)(A) of the Internal Revenue Code of 1986, as amended (the "IRC"). If the total cash consideration exceeds the level whereby a tax free reorganization can be achieved, Buyer will reserve the right to adjust the consideration allocation so that the status of the transaction as a tax free reorganization can be preserved. Buyer reserves the right to consider alternative structures under
Section 368 of the IRC, so long as the tax consequences to ACC and its shareholders are no less favorable.

                  2. Contingencies. The parties' obligations to close under the Agreement will be subject to the customary contingencies such as compliance at closing with obligations under the Agreement; continued accuracy of representations and warranties through closing; availability of necessary regulatory consents and approvals; absence of litigation prohibiting the transaction; required corporate approvals of the final form of the transaction by all parties; negotiation and completion of the Agreement; delivery to ACC of the opinion of counsel or accountants for Buyer that the transaction more likely than not will qualify as a tax free reorganization; procurement by ACC of a favorable fairness opinion conducted by an independent third party expert; no material adverse change in the financial condition or results of operation of ACC or The Bank of Abbeville, a wholly-owned subsidiary of ACC (the "Abbeville Bank"), as reflected in ACC's most recent financial statements; Buyer's receipt of satisfactory results of due diligence investigations on the business of ACC and the Abbeville Bank; and unless waived by Buyer, the number of shares of ACC's common stock for which cash is to be paid pursuant to dissenter's rights of appraisal under the South Carolina Business Corporation Act and in lieu of fractional shares of Buyer's common stock will not exceed in the aggregate 10% of the outstanding shares of ACC's common stock.

                  3. Merger of Banks. It is the intent of Buyer that on or about the date of the closing of the merger of ACC with and into Buyer, the Abbeville Bank will merge with and into CapitalBank, a wholly-owned subsidiary of Buyer. However, Buyer, in its sole discretion, shall determine when and if to merge the Abbeville Bank into CapitalBank.

                  4. Employees. ACC and the Abbeville Bank shall use their respective best efforts to retain for employment all of their respective employees, and it is the intent of Buyer that the staff of the Abbeville Bank and ACC will be retained to the greatest extent practicable. Buyer will use its commercially reasonable efforts to provide to employees of ACC and the Abbeville Bank after the closing, employee benefits the aggregate economic value of which is substantially comparable to the aggregate economic value of the employee benefits presently provided to such employees. Unless waived by Buyer, Buyer's obligation to close under the Agreement will be further conditioned upon the execution on or before the date of closing of the transaction of the following:

                           a. An employment agreement between CapitalBank and
Thomas D. Sherard, Jr. ("Sherard"), the form and content of which shall be acceptable to CapitalBank and Sherard, stating that Sherard shall serve after the closing of the transaction described herein as an Executive Vice-President of CapitalBank.

                           b. An employment agreement between CapitalBank and
Patricia P. Howie ("Howie"), the form and content of which shall be acceptable to CapitalBank and Howie, stating that Howie shall serve after the closing of the transaction described herein as an Senior Vice-President of CapitalBank.

                           c. An employment agreement between CapitalBank and C.
William Knapp ("Knapp"), the form and content of which shall be acceptable to CapitalBank and Knapp, stating that Knapp shall serve after the closing of the transaction described herein as a Vice-President of CapitalBank.

                  5. Representations. The parties will provide customary comprehensive representations and warranties with indemnifications, the terms of which will be negotiated.

                  6. Registration of Shares. The shares of Buyer common stock issued at closing will be registered with the Securities and Exchange Commission ("SEC") and listed for trading on the American Stock Exchange.

                  7. Board of Directors. Upon consummation of the transaction, Buyer will appoint one member of ACC's current Board of Directors, designated by ACC and reasonably approved by Buyer and all applicable regulators, to serve as a director of Buyer.

                  8. Break-Up Fee. To compensate Buyer for lost opportunity as well as out-of-pocket expenses, the Agreement will provide for a reasonable break-up fee to be paid to Buyer upon the consummation of a transaction with another party pursuant to a definitive agreement entered into within one year after termination of the Agreement by ACC unless such termination is caused or permitted by the conduct of Buyer.

                  9. Liability Insurance. The Agreement will provide for the maintenance by Buyer of directors and officers liability insurance insuring directors and officers of ACC and the Abbeville Bank against claims made or discovered within not less than three years after the closing.

         B. Document Preparation. As soon as possible after execution of this Letter of Intent, counsel for Buyer, in cooperation with counsel for ACC, will prepare, and the parties will proceed to execute, the Agreement and all ancillary documents containing provisions in accordance with the foregoing, together with such other and further appropriate terms and conditions as the parties may determine. Such Agreement shall be subject in all respects to the approval of the parties thereto and their respective boards of directors and, where required, shareholders. Except as provided in Section F below, each of ACC and Buyer shall be responsible for their respective transactional costs respecting these matters. The parties anticipate that the closing will occur as soon as practical after negotiation of Agreement and satisfaction of all contingencies but no later than June 1, 2004. However, if negotiation and execution of the Agreement is not completed by October 15, 2003, either party may thereafter terminate the purchase transaction contemplated by this Letter of Intent, but such termination shall not impair Buyer's right to receive liquidated damages pursuant to Paragraph F with respect to any Termination Event (as defined below).

         C. Preservation of the Business. ACC and the Abbeville Bank jointly and severally undertake and agree that from the date of execution of this Letter of Intent by ACC and the Abbeville Bank until the closing, they will use their respective good faith and commercially reasonable best efforts to preserve intact the business organization and good will of their customers, suppliers, employees, regulators, and others having business relationships with them.

         D. Access. Buyer and its representatives, and ACC and its representatives, shall have, at all times, access to the premises and books and records of ACC and the Abbeville Bank, and Buyer and CapitalBank, respectively, for purposes of investigating this proposed transaction. Each party will furnish to the other party and its representatives such financial and operating data, and such other information with respect to the business and properties of the first party as the other party shall, from time to time, reasonably request. All such investigations and inspections shall be conducted in a reasonable manner and at reasonable times so as not to interfere unduly with the normal conduct of the business.

         E. Exclusive Dealing. In consideration of substantial expenditures of time, effort, and expense to be undertaken by Buyer and its affiliates in connection with the negotiation and preparation of the Agreement, and the various investigations and inspections referred to above, (a) ACC and the Abbeville Bank jointly and severally undertake and agree that from the date of execution of this Letter of Intent by ACC and the Abbeville Bank until December 31, 2003, except to the limited extent advised in writing by their counsel that they are required by fiduciary duties to do so (the "Opinion"), neither ACC nor the Abbeville Bank will, directly or indirectly, through any representative or otherwise, contract, sell, option, negotiate, or enter into or conduct any discussions with, or permit due diligence examinations by or make disclosure of material non-public information to, or grant proxies to, any other prospective purchaser of the assets of ACC or the Abbeville Bank or of the stock of ACC or the Abbeville Bank, or for a merger or other disposition of ACC or the Abbeville Bank's respective businesses, and (b) ACC and the Abbeville Bank will immediately notify Buyer in writing regarding any contact between ACC and/or the

Abbeville Bank or their respective representatives and any other person or entity regarding any such offer or proposal or related inquiry. In the event that ACC and/or the Abbeville Bank receives the Opinion, ACC shall immediately deliver to Buyer a copy of the Opinion, together with the name and address of the prospective purchaser and the potential purchase price (or range of purchase price) proposed or suggested by the prospective purchaser. Upon receipt of the Opinion, Buyer, in its sole discretion, may at any time thereafter, without liability to Buyer, notify ACC in writing that Buyer elects not to consummate the proposed merger of ACC into Buyer (the "Buyer Notice"), whereupon Buyer's obligations hereunder shall terminate.

         F. Liquidated Damages. If (X) ACC and/or the Abbeville Bank (i) breach Paragraph E, or (ii) provide to Buyer notice that negotiations toward a definitive Agreement are terminated for any reason, or (iii) receive the Buyer Notice (items (i), (ii), and (iii) of this Paragraph F(X) being referred to collectively or in the alternative as a "Termination Event"); AND (Y) within twelve months after the date of a Termination Event either ACC and/or the Abbeville Bank executes a definitive agreement relating to the acquisition of a majority or more of the outstanding common stock of ACC or the Abbeville Bank, their respective assets, or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise, then ACC and the Abbeville Bank, upon the consummation of such purchase, merger, consolidation, or otherwise, shall immediately jointly and severally pay to Buyer as monetary damages and not as a penalty, the sum of Four Hundred Fifty Thousand and No/100 ($450,000) Dollars. The parties hereto agree and acknowledge that the damages suffered by Buyer for the lost opportunity and the transactional costs incurred on account of a Termination Event or any violation or threatened violation by ACC and/or the Abbeville Bank of any of the provisions of Paragraphs E or F will be difficult to ascertain and that such damages are incapable of being calculated. ACC and the Abbeville Bank acknowledge that the amount of such liquidated damages is justified and reasonable. Payment of liquidated damages by ACC and/of the Abbeville Bank shall not relieve ACC and/or the Abbeville Bank from their respective obligations hereunder, nor affect any other non-monetary remedies of Buyer, including the right to specific performance or injunctive or other equitable relief as may be deemed proper by a court of competent jurisdiction.

         G. Regulatory Filings. ACC and Buyer agree to use their good faith and commercially reasonable best efforts to make appropriate governmental filings pursuant to any laws or regulations which may govern this transaction and to pursue with reasonable diligence the necessary third party and governmental consents and approvals, if any, for consummation of these transactions.

         H. No Trading of Buyer Common Stock. ACC and Abbeville Bank hereby jointly and severally hereby agree not to buy or sell the common stock of Buyer from the date hereof until the earlier of: (a) the date of closing, or (b) the lawful termination of this letter of intent.

         I. Publicity. ACC and Abbeville Bank hereby jointly and severally agree that they will not make public disclosure of or reveal (except to professional advisors and other responsible persons on a need-to-know basis) the existence or terms of this letter without the prior written consent of Buyer, except to the extent compelled by law. The parties hereto acknowledge and agree that Buyer may elect in its sole discretion to issue a press release and file documents with the SEC and American Stock Exchange concerning the proposed acquisition and this letter.

         J. Distributions and Redemptions. During the period commencing on the date hereof and ending at the closing of the merger of ACC into Buyer, ACC shall not (i) declare, set aside or pay any dividends or make any distributions with respect to its capital stock which in the aggregate exceed $178,000, or (ii) redeem, purchase or otherwise acquire any of ACC's capital stock. Buyer will take all actions reasonably necessary to cause the closing to occur on or before the Buyer's earliest possible dividend record date after the satisfaction of all conditions of closing.

         K. Miscellaneous. ACC and Buyer understand and agree: (a) that this Letter of Intent is intended to be, and shall be construed only as, a letter of intent summarizing and evidencing the discussions between the parties to the date hereof and not as an offer to sell or purchase the common stock of ACC referred to herein or an agreement with respect thereto; (b) that all of the terms and conditions set forth in paragraphs A (1 through 7) above are subject to further negotiations among the parties; and (c) that the respective rights and obligations of ACC and Buyer remain to be defined in the Agreement, into which this Letter of Intent and all prior discussion shall merge; provided however, that the respective obligations of ACC, Buyer and the Abbeville Bank under paragraphs C through J shall be legally effective and binding upon them, respectively, when this Letter of Intent is executed and delivered to Buyer. This Letter of Intent shall become void if not accepted by ACC and the Abbeville Bank on or before noon EST August 20, 2003. This Letter of Intent shall terminate automatically on December 31, 2003, but such termination shall not impair Buyer's right to receive liquidated damages pursuant to Paragraph F with respect to any Termination Event which occurred before December 31, 2003.

                     (remainder of page intentionally blank)

         If the foregoing meets with the approval of ACC and the Abbeville Bank, please sign and return the enclosed duplicate copy of this letter, whereupon this letter shall constitute a letter of intent among the parties in accordance with the terms and provisions, and subject to the conditions and restrictions, set forth above.
                               Sincerely yours,

                               COMMUNITY CAPITAL CORPORATION


                               By:  /S/ WILLIAM G. STEVENS
                                    -------------------------------------------
                                    William G. Stevens
                                    Its: President and Chief Executive Officer

         AGREED:

         ABBEVILLE CAPITAL CORPORATION


         By:  /S/ THOMAS D. SHERARD, JR.
            -----------------------------------
         Its:  President


         THE BANK OF ABBEVILLE



         By:  /S/ THOMAS D. SHERARD, JR.
            -----------------------------------
         Its:  President

         Date:  August 18, 2003

                                  EXHIBIT 99.1

COMMUNITY
CAPITAL                                                       NEWS
CORPORATION                                                   RELEASE

-------------------------------------------------------
For Further Information:
R. Wesley Brewer, EVP/CFO
864/941-8290 or email: wbrewer@capitalbanksc.com
Lee Lee M. Lee, Vice President/ Investor Relations
864/941-8242 or email: llee@capitalbanksc.com

August 19, 2003

                              FOR IMMEDIATE RELEASE

                    COMMUNITY CAPITAL CORPORATION TO ACQUIRE
                          ABBEVILLE CAPITAL CORPORATION


Greenwood, SC - Community Capital Corporation (AMEX: CYL) today announced that it has signed a binding letter of intent to acquire Abbeville Capital Corporation, the holding company of The Bank of Abbeville, located in Abbeville, South Carolina. Abbeville Capital Corporation will merge into Community Capital Corporation with Community Capital Corporation being the surviving corporation.

The Bank of Abbeville has approximately $68 million in assets, $38 million in loans and $53 million in deposits. The Bank of Abbeville is first in market share with 31.85 percent of the market. Net income for 2002 was $925,000 which resulted in a return on assets of 1.36 percent and return on equity of 13.56 percent.

The letter of intent was approved by the Board of Directors of both companies and has a total transaction price of $15 million. It is anticipated that 50% of the total merger consideration will be paid in cash and 50% of the total merger consideration will be paid in common stock of Community Capital Corporation based upon a 20 day average closing price for Community Capital Corporation's common stock; provided however, the average closing price shall not be less than $13.60, nor more than $20.40 per share. Based on Community Capital Corporation's common stock price of $17 per share, Abbeville Capital Corporation's shareholders, in the aggregate, will receive approximately 441,000 common shares of Community Capital Corporation and $7.5 million in cash.

Assuming expense savings of 20%, Community Capital Corporation anticipates that the merger will be accretive to GAAP and cash earnings in the first year. Community Capital Corporation expects to incur pre-tax merger charges of approximately $700,000. The transaction is valued at approximately 2.0x Abbeville Capital Corporation's book value at June 30, 2003 and 16x earnings for the twelve months ended June 30, 2003. The transaction is subject to due diligence, signing of a definitive agreement, regulatory approval, approval of the shareholders of Abbeville Capital Corporation, as well as other customary conditions of closing. The transaction is expected to close in the first quarter of 2004.

William G. Stevens, President and CEO of Community Capital Corporation, stated, "This partnership with Abbeville Capital Corporation fits with our strategic growth plan of expansion through acquisitions that are accretive to earnings and that are within our geographic footprint. We have long admired the success that

The Bank of Abbeville has realized as one of the top community banks in South Carolina. We are confident that the management and employees of both companies will continue providing the quality service to their existing and future customers."

Thomas D. Sherard, President and CEO of Abbeville Capital Corporation, stated, "We are excited about joining with Community Capital Corporation and CapitalBank. Our companies bring a shared commitment to our customers and our communities. Our customers will gain access to broader resources, products and services through the CapitalBank network of branches. We will maintain our focus of providing excellent customer service and community style banking that our customers are accustomed to receiving, and will make overall business decisions that will ultimately benefit our market and shareholders."

Sterne, Agee & Leach, Inc. provided investment banking services to Community Capital Corporation in connection with the transaction, while The Orr Group provided investment banking services to Abbeville Capital Corporation.

Community Capital Corporation (AMEX: CYL) is the corporate parent of CapitalBank, which was formed January 2001 during a restructuring that consolidated the company's operations to a single subsidiary. CapitalBank operates 14 branches throughout South Carolina. The bank offers a full range of banking services, including a wealth management group featuring a wide array of financial services, with personalized attention, local decision making and strong emphasis on the needs of individuals and small to medium-sized businesses. Upon completion of the merger, CapitalBank will have 15 full-service banking offices throughout South Carolina.

Abbeville Capital Corporation is the corporate parent of The Bank of Abbeville, which was formed in 1987 and operates one full service banking office in Abbeville, South Carolina.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.